AGREEMENT AND PLAN OF MERGER

among

Pomeroy IT Solutions, Inc.,

Project Skyline Intermediate Holding Corporation,

and

Project Skyline Merger Corporation ,

Dated as of September 25, 2009

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A	Knowledge of the Company
Exhibit B	Equity Commitment Letter
Exhibit C	Section 9.01(i)(D) Customers
Exhibit D	Section 9.01(i)(E) Suppliers

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2009 (this "Agreement"), is made and entered into by and among Pomeroy IT Solutions, Inc., a Delaware corporation (the "Company"), Project Skyline Intermediate Holding Corporation, a Delaware corporation ("Parent") and Project Skyline Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MergerSub").

WHEREAS, the respective Boards of Directors of MergerSub and the Company have approved and declared advisable this Agreement and the merger of MergerSub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each share of the Company's common stock, par value $0.01 per share (the "Company Common Stock") outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Parent or MergerSub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $6.50 per share (the "Company Common Stock Merger Consideration"), on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective Boards of Directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Board of Directors of the Company (the "Company Board") is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has terminated the Prior Agreement and paid the termination fee due thereunder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Sponsor has provided to the Company an executed copy of the commitment letter dated as of the date hereof and in the form attached hereto as Exhibit B (the "Equity Commitment Letter") with respect to Sponsor's obligation to contribute, or cause to be contributed to Parent, upon the final and non-appealable determination of liability to the Company pursuant to Section 9.03(e) of this Agreement, funds in an amount which will be sufficient to satisfy Parent's obligations to pay the Company the Parent Termination Fee, but in no event, in an aggregate amount more than $5,000,000; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions.  For purposes of this Agreement:

"Acquisition Proposal" means any good faith proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary of the Company that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting 50.1% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 50.1% or more of the consolidated assets of the Company and the Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50.1% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50.1% or more of the outstanding Company Common Stock, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more wholly owned Subsidiaries or among wholly owned Subsidiaries.

"Action" means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

"Affiliate" or "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

"beneficial owner", with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

"Business Day" or "business day" means any day other than a Saturday, Sunday or any day which the Parent is closed for business or is a legal holiday under the laws of the State of New York or is a day on which banking institutions in New York, New York are authorized or obligated by Law or other governmental action to close.

"Certificate" or "Certificates" means any certificate representing Company Common Stock.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Bylaws" means the Bylaws of Pomeroy IT Solutions, Inc., as amended and supplemented.

"Company Charter" means the certificate of incorporation of Pomeroy IT Solutions, Inc., as amended and supplemented.

"Company Material Adverse Effect" means, with respect to the Company, an Effect that, individually or in the aggregate,  (1) is materially adverse to the assets, business, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the Merger or any of the other transactions contemplated by this Agreement other than, in each case, any Effect arising out of or resulting from (a) any decrease in the market price of the Company Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (d) any Effect resulting from the announcement or pendency of the Merger, (e) changes in Laws, (f) changes in GAAP, (g) failure by the Company to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such Effect, (i) any action taken by the Company or its Subsidiaries at the written request or with the written consent of Parent or MergerSub, or (j) any matter set forth on Section 1.01 of the Disclosure Schedules.

"Company Products" shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

"Consent" means any consent, approval, waiver or authorization of, notice to or declaration or filing.

"Contract" shall mean any written or oral agreement, contract, commitment, arrangement or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

"Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement, provided, however, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.  The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or "Company Material Adverse Effect" is not intended to vary the definition of "Company Material Adverse Effect" or to imply that the item so included, or other items, are material.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

"Effect" means any effect, event, fact, development, condition or change.

"Enforceability Exceptions" means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally or under principles of equity regarding the availability of remedies.

"ESPP" means the Company's 1998 Employee Stock Purchase Plan, as amended.

"Expenses" shall mean all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to (x) the transactions contemplated by this Agreement and the Prior Agreement and any respective amendments thereto, or (y) any Acquisition Proposal, Superior Proposal or Company Adverse Recommendation Change.

"GAAP" means generally accepted accounting principles as applied in the United States.

"Governmental Authority" means any United States federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"knowledge of the Company" means the actual knowledge of those individuals listed on Exhibit A.

"Law" means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

"Liens" means any of the following: mortgage, lien (statutory or other) or other security agreement, security arrangement or security interest, hypothecation, pledge or other deposit arrangement, assignment; charge, levy, executory seizure by a Governmental Authority, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, or the like), conditional sale, title retention or other similar agreement, arrangement, device or restriction, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation.

"Net Working Capital" means current assets minus current liabilities as determined in accordance with GAAP.

"Ordinary Course" means any action taken by the Company or any Subsidiary that does not require authorization by the Company Board or the stockholders of the Company or any other separate or special authorization of any nature, and is consistent in nature, scope and magnitude with the past practices of the Company or any Subsidiary or is taken in the ordinary course of the normal, day-to-day operations of the Company or any Subsidiary.

"Parent Material Adverse Effect" means any Effect that prevents or materially hinders Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

"person" or "Person" means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

"Related Party" means any of the following: (a) a director or executive officer of the Company, (b) any holder of more than 5% of Company Common Stock, (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or stockholder, and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer or stockholder.

"Sponsor" means Platinum Equity Capital Partners II, L.P.

"Subsidiary" or "Subsidiaries" of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party's subsidiaries; (c) at least 50% of the equity interests is controlled by such party, or (d) is or would be consolidated in such party's financial statements pursuant to GAAP.

"Superior Proposal" shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(e)), (b) the material conditions to the consummation of which are capable of being satisfied in the reasonable judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, including any conditions, and the identity of the offeror and the timing and certainty of closing) and (c) in respect of which any required financing is then committed, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal.

"U.S. Dollars" and the sign "$" shall each mean the lawful currency of the United States of America.

(a)           the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Blue Sky Laws	§ 4.05(b)
Parent Termination Fee	§ 9.03(e)
Capital Expenditures	§ 6.01(f)
Certificate of Merger	§ 2.04
Claim	§ 7.05(a)
Closing	§ 2.05
Closing Date	§ 2.05
Company	Preamble
Company Adverse Recommendation Change	§ 7.03(b)
Company Balance Sheet	§ 4.07(b)
Company Board	Recitals
Company Collective Bargaining Agreement	§ 4.26(a)
Company Common Stock	Recitals
Company Common Stock Merger Consideration	Recitals
Company Financials	§4.07(b)
Company Financial Advisor	§4.18
Company Intellectual Property	§4.11(a)
Company Material Contract	§4.24(a)
Company Preferred Stock	§ 4.03(a)
Company Restricted Stock	§ 3.01(e)
Company SEC Documents	§ 4.07(a)
Company Stock Options	§ 3.01(d)
Company Stockholder Approval	§ 4.04(i)
Company Stockholders Meeting	§ 7.01(a)
Company Termination Fee	§ 9.03(d)
Desert Mountain	§ 4.05(d)
DGCL	Recitals
Disclosed Conditions	§ 5.06
Dissenting Shares	§ 3.01(c)
Dissenting Stockholder	§ 3.04
D&O Expenses	§ 7.05(a)
DOJ	§ 4.05(b)

Defined Term	Location of Definition
Effective Time	§ 2.04
Environmental Claim	§ 4.17(a)
Environmental Laws	§ 4.17(a)
Equity Commitment Letter	Recitals
ERISA	§ 4.21(a)
ERISA Affiliate	§ 4.21(g)
Exchange Act	§ 4.05(b)
Exchange Fund	§ 3.02(a)
Expiration Date	Annex I
Governmental Authorizations	§ 4.14
Governmental Order	§ 8.01(b)
Hebron	§ 4.05(d)
Hebron Termination Notice	§ 4.05(d)
Incentive Plans	§ 3.01(e)
Indemnified Parties	§ 7.05(a)
IRS	§ 4.21(a)
JV Entities	§ 4.01(c)
Lease Documents	§ 4.10(b)
Leased Real Property	§ 4.10(a)
Matters of Environmental Concern	§ 4.17(a)
Merger	Recitals
MergerSub	Preamble
Merger Recommendation	§ 7.01(a)
Mr. Pomeroy	§ 4.05(d)
NASDAQ	§ 7.01(a)
Non-Qualified Account Plans	§ 7.04(b)
Offer	Recitals
Option Merger Consideration	§ 3.01(d)
Outside Date	§ 9.01(b)
Parent	Preamble
Paying Agent	§ 3.02(a)
Permits	§ 4.06(a)
Permitted Liens	§ 4.10(c)
Plans	§ 4.21(a)
Prior Agreement	§ 4.05(d)
Proxy Statement	§ 4.05(b)
Releases	§ 7.08
Representative	§ 7.03(b)
Returns	§ 4.09(b)
Rights Agreement	§ 4.03(a)
Sarbanes-Oxley Act	§ 4.07(a)
Section 16	§ 7.04(a)
Securities Act	§ 4.05(b)
Significant Customer	§ 4.27

Defined Term	Location of Definition
Special Change in Control Bonus Agreements	§ 7.04(c)
Surviving Corporation	§ 2.01
Tax or Taxes	§ 4.09(a)
Termination Date	§ 9.01
Transfer Taxes	§ 7.07
Unaffiliated Stockholders	§ 4.19
Unvested Portions of Company Stock Options	§ 3.01(d)

Section 1.02          Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(d)          the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)          references to a person are also to its successors and permitted assigns; and

(i)           the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGER

Section 2.01          Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate existence of MergerSub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger ("Surviving Corporation").  The Merger shall have the effects specified in the DGCL.

Section 2.02          Tax Characterization.  Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder's Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03          Organizational Documents.  At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  "The name of the corporation is Pomeroy IT Solutions, Inc."  At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to be identical to the Bylaws of MergerSub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Pomeroy IT Solutions, Inc."), until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

Section 2.04          Effective Time.  At the Closing, MergerSub and the Company shall duly execute and file a certificate of merger in a form that complies with the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL and shall pre-clear the Certificate of Merger with the Secretary of State of the State of Delaware at least one day prior to Closing (as hereinafter defined).  The Merger shall become effective upon such time as the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger but not to exceed thirty (30) days after the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware (the "Effective Time").

Section 2.05          Closing.  The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date").  The Closing shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, IL 60654, or at such other place as agreed to by the parties hereto; provided, however, the parties agree that they will endeavor to close the transaction, to the extent reasonably practicable, by facsimile, electronic document and funds transfer, courier and similar modes of communication without the necessity of personal attendance of the parties' respective signatories and representatives.

Section 2.06          Directors and Officers of Surviving Corporation.  The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation and bylaws of Surviving Corporation and the DGCL.

Section 2.07          Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.01          Effects on Shares.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)          Each share of the stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of Surviving Corporation.

(b)          Each share of Company Common Stock that is owned by the Company or any Subsidiary of the Company or by Parent or MergerSub shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shares") and (ii) shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive the Company Common Stock Merger Consideration.  At any time prior to the date of the Company Stockholder Meeting, Parent may, in its sole and absolute discretion, increase the Company Common Stock Merger Consideration without the consent of the Company.

(d)           The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Stock ("Company Stock Options") under any employee share option or compensation plan, agreement or arrangement of the Company not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, to the extent such Company Stock Option is vested and exercisable at the Effective Time, and (ii) the excess, if any, of the Company Common Stock Merger Consideration over the exercise price per share of such Company Stock Option (the "Option Merger Consideration").  The Company shall take all necessary and appropriate actions so that all (x) Company Stock Options that are not vested at the Effective Time and (y) Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Company Common Stock Merger Consideration, shall be canceled at the Effective Time without any cash payment being made in respect thereof and without any other consideration provided to the holder thereof.  After the Effective Time, all Company Stock Options shall be terminated.

(e)           Each share of Company Restricted Stock that is vested or becomes vested as of the Effective Time shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Company Common Stock Merger Consideration.  The term "Company Restricted Stock" shall mean any outstanding share awards that were granted pursuant to each of the Company's 2002 Amended and Restated Stock Incentive Plan, 2002 Amended and Restated Outside Directors' Stock Option Plan and ESPP (collectively, the "Incentive Plans").  Each share of Company Restricted Stock that is not vested as of the Effective Time shall be forfeited and cancelled.

(f)           At the Effective Time, all Company Common Stock (other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02.

Section 3.02          Exchange of Certificates; Paying Agent.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company, but such institution shall be a participant under the Transaction Account Guarantee Program of the FDIC Temporary Liquidity Guarantee Program, to act as Exchange and Paying Agent (the "Paying Agent") for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration and the Option Merger Consideration (collectively, such cash being referred to as the "Exchange Fund").  On or before the Effective Time, Parent shall deposit with the Paying Agent the Company Common Stock Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Stock and Company Stock Options.  Parent shall cause the Paying Agent to make, and the Paying Agent shall make payments of the Company Common Stock Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Certificate of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

(b)           Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock.  From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby.

(c)           Exchange Procedures for Certificates.  Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder's Certificates in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Stock Merger Consideration payable in respect of the Company Common Stock, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02.  No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

 (d)           No Further Ownership Rights in Company Common Stock or Company Stock Options.  At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III.  The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d).

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Stock Options for twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, and any holders of Company Common Stock or Company Stock Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration or the Option Merger Consideration, as applicable.

(f)           No Liability.  None of Parent, MergerSub, Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Stock Merger Consideration or the Option Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Exchange Fund.  With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time, (i) deposit such cash in a noninterest-bearing transaction account fully guaranteed under the Transaction Account Guarantee Program of the FDIC Temporary Liquidity Guarantee Program or (ii) invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Section 3.02.  Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Surviving Corporation or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03          Withholding Rights.  MergerSub, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by MergerSub, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04          Dissenters' Shares.  No holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Section 262 of the DGCL (a "Dissenting Stockholder") shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost such Dissenting Stockholder's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares. The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule and the Company SEC Documents (other than, with respect to the Company SEC Documents, (x) any disclosures contained or referenced therein under the captions "Risk Factors", "Forward-Looking Statements", "Quantitative and Qualitative Disclosures About Market Risk" and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and MergerSub as follows:

Section 4.01          Organization and Qualification; Subsidiaries; Authority.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)           Each of the Company's Subsidiaries, together with the jurisdiction of organization of each such subsidiary and the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries, free and clear of all Liens (except for Permitted Liens or except as set forth in the Company Financials or Section 4.01(b) of the Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding option securities or convertible securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of the Company's Subsidiaries (except as set forth in the Company Financials or Section 4.03(b) of the Disclosure Schedule).   Except as set forth in Section 4.01(b) and 4.01(c) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.  Each Subsidiary is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           A correct and complete list of entities that are not Subsidiaries and in which the Company or any Subsidiary has a direct or indirect interest (the "JV Entities"), together with the jurisdiction of organization of each JV Entity, the names of the other members and partners in each JV Entity and the respective percentage interests of each such member or partner in each JV Entity, as of the date of this Agreement, is set forth in Section 4.01(c) of the Disclosure Schedule.  All of the Company's interests in the JV Entities are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens, except as set forth in the organizational documents of the JV Entities.

Section 4.02          Organizational Documents.  The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and has previously provided or made available complete copies of each of the Company's Subsidiary's charter, bylaws or other organizational documents (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any Subsidiary, revocation or forfeiture proceedings regarding the Company or any Subsidiary have been commenced.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws and each Subsidiary is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of its charter, bylaws or other organizational documents which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.03          Capitalization.

(a)           The authorized shares of stock of the Company consist of 20,000,000 shares of  Company Common Stock and 2,000,000 shares of undesignated preferred stock, par value $0.01 per share, of the Company (the "Company Preferred Stock").  The 50,000 shares of Company Preferred Stock previously designated as Series A Junior Participating Preferred Stock, and which were reserved for issuance upon the exercise of the preferred stock purchase rights issuable pursuant to the Rights Agreement (the "Rights Agreement"), dated as of February 23, 1998 between the Company and The Fifth Third Bank, are no longer so designated or reserved following the expiration of the Rights Agreement in 2008.  As of the date hereof, (i) 9,818,253 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 5,292,261 shares of Company Common Stock have been reserved for issuance pursuant to the Incentive Plans, subject to adjustment on the terms set forth in such Incentive Plans, and (iv) Company Stock Options entitling the owners thereof to purchase 1,295,722 shares of Company Common Stock and 458,560 shares of Company Restricted Stock were outstanding (which number is included in issued and outstanding Company Common Stock listed above).  As of the date of this Agreement, the Company had no Company Common Stock, Company Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance other than as described above.  There have been no offering periods under the ESPP since June 30, 2009.  Except as set forth in Section 4.03(a) of the Disclosure Schedule, all such issued and outstanding shares of the Company and its Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right under the Company Charter, the Company Bylaws or any agreement to which the Company is party or by which it is bound.

(b)           Except for the Company Stock Options, or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(c)           Except as set forth in Section 4.03(c) of the Disclosure Schedule, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or "phantom" shares.

(d)           Except as set forth in the Company Charter or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(e)           Except as set forth in Section 4.03(e) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

Section 4.04          Authority; Validity and Effect of Agreements.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the approval and adoption of this Agreement (the "Company Stockholder Approval") and (ii) the filing and recordation of appropriate merger documents as required by the DGCL.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.05          No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement, including the Merger, do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 4.05(b) have been obtained and all filings and obligations described in this Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit or Company Material Contract or Lease Document.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or state securities or "blue sky" laws ("Blue Sky Laws"), (B) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the "Proxy Statement"), and other written communications that may be deemed "soliciting materials" under Rule 14a-12, (C) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (D) other filings as may be required in connection with state or local transfer taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(c)           As of the date hereof, the Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL and the Company Bylaws, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and its stockholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance the requirements of the DGCL, and (iii) subject to the terms and conditions set forth herein, recommending approval and adoption of this Agreement and the Merger by its stockholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.  No further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

(d)           Prior to or concurrently with the execution and delivery of this Agreement, the Company provided to Hebron LLC, a Delaware limited liability company ("Hebron"), Desert Mountain Acquisition Co., a Delaware corporation ("Desert Mountain"), and David B. Pomeroy, II, an individual ("Mr. Pomeroy") a notice of termination (the "Hebron Termination Notice") pursuant to Section 9.01(h) of the Agreement and Plan of Merger, dated as of May 19, 2009, by and among the Company, Hebron, Desert Mountain and Mr. Pomeroy (as amended, the "Prior Agreement").  The Prior Agreement has been terminated in accordance with its terms and the Company has paid to Hebron $979,178, which represents the full amount of all fees, expenses and other obligations payable to Hebron, Desert Mountain and Mr. Pomeroy pursuant to the Prior Agreement, including the Company Termination Fee (as defined in the Prior Agreement) required to be paid pursuant to Section 9.03(b)(2) of the Prior Agreement. The Special Committee of the Company Board determined on June 8, 2009 that Parent (together with Parent's Affiliates) is an Excluded Party (as defined in the Prior Agreement), and the Company Board ratified such determination on June 10, 2009.  The Company Board further determined on September 22, 2009 that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constitutes a Superior Proposal (as defined in the Prior Agreement) and has not withdrawn, amended, modified or rescinded any such determinations in any manner. On September 22, 2009, the Company gave Hebron notice (A) that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constitutes a Superior Proposal, (B) advising Hebron that the Company intends to make a Company Adverse  Recommendation Change (as defined in the Prior Agreement), (C) advising Hebron of the material terms and conditions of such Acquisition Proposal and (D) representing that the Company complied with Section 7.03 of the Prior Agreement, and during the three Business Day period following Hebron's receipt of such notice, gave Hebron the opportunity to make such adjustments to the terms and conditions of the Prior Agreement as would enable the Company Board to proceed with its recommendation of the Prior Agreement and not make a Company Adverse Recommendation Change (as defined in the Prior Agreement).  On or about September 24, 2009, Hebron waived the three Business Day period under Section 7.03(e) of the Prior Agreement. Immediately prior to the sending of the Hebron Termination Notice, the Company had not received any written, or to the Company's knowledge, oral notice of any allegation of breach of the Prior Agreement.

(e)           Immediately prior to the sending of the Hebron Termination Notice, the Company was not in breach of and had not previously breached the Prior Agreement.

Section 4.06          Permits; Compliance with Laws.

(a)           Except as set forth in Section 4.06(a) of the Disclosure Schedule, the Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their business as it is now being conducted (collectively, the "Permits"), and all such Permits are valid and in full force and effect.

(b)           Except as set forth in Section 4.06(b) of the Disclosure Schedule, none of the Company or any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary is bound, or (ii) any Permit, in either case which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.07          SEC Filings; Financial Statements; Internal Controls.

(a)           SEC Filings. Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since January 1, 2006 (the "Company SEC Documents").  Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.  The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed, to Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect.  The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2006, including all SEC comment letters and responses to such comment letters by or on behalf of the Company.  To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the "Company Financials"), including each Company SEC Document filed after the date hereof until the Closing:  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated.  The Company does not intend to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials.  The consolidated balance sheet of the Company and its consolidated subsidiaries as of July 5, 2009 contained in the Company SEC Documents is hereinafter referred to as the "Company Balance Sheet."  Except as disclosed in the Company Financials or set forth in Section 4.07(b) of the Disclosure Schedule, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.  The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(c)           Internal Control over Financial Reporting.  The Company has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company's consolidated financial statements.  Except as set forth in Section 4.07(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the knowledge of the Company, the Company's independent registered public accounting firm have identified or been made aware of (i) any material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company's management or other Employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)           Disclosure Controls and Procedures. Except as set forth in Section 4.07(d) of the Disclosure Schedule, the Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and (ii) is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure.

Section 4.08          Absence of Certain Changes or Events.  Other than as set forth in the Company SEC Documents, since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

(b)           except as set forth in Section 4.08(b) of the Disclosure Schedule, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's or any of its Subsidiaries' capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(c)           any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;

(d)           any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any material increase in compensation or fringe benefits payable (i) to officers or senior management of the Company or any Subsidiary or (ii) to any non-officer and non-senior management employees of the Company or any Subsidiary other than in the Ordinary Course or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

(e)           any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(f)           except as set forth in Section 4.08(f) of the Disclosure Schedule, any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution;

(g)           any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or

(h)           except as set forth in Section 4.08(h) of the Disclosure Schedule, any entry by the Company or any of its Subsidiaries into any agreement or arrangement with any Related Party or amendment, modification or termination of any  agreement or arrangement with any Related Party.

Section 4.09          Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, "Tax" or "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)           Tax Returns and Audits.

(1)           The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return.  To the Knowledge of the Company, no claim has ever been asserted in writing by any Governmental Entity to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.  Except as set forth in Section 4.09(b) of the Disclosure Schedule, there are no liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(2) Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(3) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(4) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(5) Each of Company and its Subsidiaries have disclosed on their federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

(6) The Company has delivered or made available to Parent (i) complete copies of all Tax Returns, examination reports and statements or deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to the prior three (3) taxable years and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes has not expired and (B) with respect to income Taxes of the Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted and those years for which required Tax Returns have not yet been filed.

(c)           Other.

(1) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(2) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(3) The Company and its Subsidiaries are in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(4) Neither the Company nor any of its Subsidiaries has any liability as Taxes payable for unpaid Taxes which have not been accrued or reserved on the Company Financials as Taxes payable, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course.

(5) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(6) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c)), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

(7) Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that for the taxable period of the Company or any Subsidiary that includes the Closing, will result in any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or non-US Tax Law).

Section 4.10         Title to Property.

(a)           Properties.  Neither the Company nor any of its Subsidiaries owns any real property.  All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions.  Except as set forth in Section 4.10 of the Disclosure Schedule, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"), (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, adequate for the uses to which they are being put and are in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) the Leased Real Property is in compliance, in all material respects, with applicable Laws, and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations," upon the expiration or earlier termination of any Lease Documents.

(b)           Documents.  The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased, used or occupied by the Company or any of its Subsidiaries ("Lease Documents").

(c)           Valid Title.  The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the "Permitted Liens") and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

Section 4.11          Intellectual Property.

(a)           Except as set forth in Section 4.11(a) of the Disclosure Schedule, the Company or its Subsidiaries own, and/or are licensed or otherwise possess rights to use the entire right, title and interest to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, "Company Intellectual Property"), that are used in the businesses of the Company and its Subsidiaries as currently conducted.

(b)           To the knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe in any material respect any proprietary right of a third party. There are no actions pending or, to the knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property.  The Company has never received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any intellectual property rights of another person or notice or claim challenging the Company's ownership of the Company Intellectual Property.

Section 4.12          Proxy Statement.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, (iii) at the time of the Company Stockholders' Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.13          Restriction on Business Activities.  Except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (i) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (ii) granting any exclusive distribution rights, (iii) providing "most favored nations" terms for Company Products with any customer, or group of affiliated customers, with whom the Company has annual contract(s) for services in excess of, or to whom the Company has made sales in excess of $1,000,000 since January 1, 2006, or (iv) which otherwise materially and adversely affects the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

Section 4.14          Governmental Authorizations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company's or any of its Subsidiaries' business as currently conducted or the holding of any such interest ("Governmental Authorizations") has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the knowledge of the Company, threatened suspension or cancellation.

Section 4.15          Litigation.  Except as set forth in Section 4.15 of the Disclosure Schedule, there is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible).  Except as set forth in Section 4.15 of the Disclosure Schedule, there is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity.  There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2004, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.  There is no material action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate.

Section 4.16          Compliance with Laws.  Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation or default of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, other than such violations or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.17          Environmental Matters.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           "Environmental Claim" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ii)           "Environmental Laws" mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

(iii)           "Materials of Environmental Concern" means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b)           Environmental Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(c)           Environmental Liabilities.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed.  In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d)           Environmental Information.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has provided to Parent all  material assessments, reports, data, results of investigations or audits that are in the possession or control of or the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(e)           Environmental Obligations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries are required under Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 4.18          Brokers' and Finders' Fees.  No broker, finder or investment banker or other Person (other than the fee payable to Houlihan Lokey Howard & Zukin Capital, Inc., the "Company Financial Advisor") is entitled to any brokerage, finder's or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.  The Company has provided Parent with a true and correct copy of all agreements with the Company Financial Advisor, and such agreements have not been amended, modified or otherwise altered.

Section 4.19          Opinion of Company Financial Advisor.  The Special Committee of the Company Board has received an opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to various assumptions, qualifications and limitations, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock other than Parent, MergerSub, David B. Pomeroy, II and their respective affiliates (the "Unaffiliated Stockholders") in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders.  A complete copy of the Company Financial Advisor's written opinion will be made available to Parent as soon as practicable after the date of this Agreement; it being agreed that the Company Financial Advisor's opinion may not be relied upon by Parent, MergerSub, David B. Pomeroy, II or any of their respective affiliates (other than the Company Board and the Special Committee of the Company Board).

Section 4.20          Transactions with Affiliates.  Except as set forth in Section 4.20 of the Disclosure Schedule or in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21          Employee Benefit Plans and Compensation.

(a)           The Company has made available to Parent copies, which are correct and complete in all material respects, and is providing a list in Section 4.21(a) of the Disclosure Schedule, of the following: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "specified fringe benefit plans" (as defined in Section 6039D of the Code,  and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or other benefit plans, programs or arrangements, and all employment contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the "Plans") and all amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service ("IRS") for the last three plan years, (iii) the most recently received IRS determination letter (or IRS opinion letter issued for a prototype document maintained for a Plan), if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, (vi) the name of each employee, his or her position, length of service and current annual rates of salary, and (vii) the names of any employees that are on long-term or short-term disability.  No current or former employee, officer, director or consultant is entitled to receive compensation or benefits from the Company or an ERISA Affiliate other than pursuant to the Plans.

(b)           Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Plan have been timely filed.

(c)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.  All contributions due to the Plans on or before the Closing Date will be made prior to the Closing Date by the Company.  The minimum funding requirements of Section 412 of the Code or Section 302 of ERISA have always been satisfied, as applicable.  No reportable events (as defined in Section 4043 of ERISA) have occurred with respect to any Plan.

(d)           Except as set forth in Section 4.21(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA, or has any obligation with respect to any such plan or arrangement and does not reasonably expect to incur any withdrawal liability relating to a multiemployer plan.  Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or similar state law.

(e)           As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), and the Company has no knowledge of any facts which could give rise to any action, suit, grievance, arbitration or other manner of litigation or claim with respect to the Plans.  Neither the Company nor any of its ERISA Affiliates has engaged in any transactions with respect to any Plan that could subject the Company or any of its ERISA Affiliates to a material tax or penalty imposed by Section 4975, 4976 or 4980B of the Code or Sections 406, 409 or 502(i) of ERISA.

(f)           Except as set forth in Section 4.21(f) of the Disclosure Schedule, neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:  (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (iv) otherwise result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any Subsidiary.

(g)           An entity is an "ERISA Affiliate" of the Company if it is any corporation, trade or business which, together with the Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

Section 4.22          Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 4.23          Investment Company Act of 1940.  None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24          Contracts.

(a)           Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.24(a) of the Disclosure Schedule sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound which, to the Company's knowledge and as of the date hereof:

(1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(2) involves annual expenditures in excess of $100,000 and was not entered into in the ordinary course of business;

(3) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the transaction contemplated hereby, Parent or its Subsidiaries, or which restricts the conduct of any line of business by the Company or any Company Subsidiary;

(4) relates to a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries;

(5) is an employment or consulting contract with any current executive officer of the Company or any member of the Company Board; or

(6) relate to the borrowing of money or extension of credit, in each case having a principal amount of indebtedness in excess of $100,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business.

For purposes of this Agreement, "Company Material Contract" shall mean any contract of the type described above.

(b)           Except as set forth in Section 4.24(b) of the Disclosure Schedule, all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.   Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.25          Inapplicability of Takeover Statutes and Rights Agreement. The Company has taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated hereby from the requirements and restrictions of Section 203 of the DGCL.  The Company has taken all action so that (i) Parent shall not be an "Acquiring Person" under the Rights Agreement, and (ii) the execution of this Agreement by the Company and the performance of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights granted thereunder to be exercised, distributed or triggered.

Section 4.26          Labor Matters.

(a)           There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a "Company Collective Bargaining Agreement").  No Company Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.  As of the date of this Agreement, there is no strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.  To the Company's knowledge, no labor union or labor organization is organizing or seeking to organize any employees of the Company or any of its Subsidiary.

(b)           The Company and its Subsidiaries have complied and are in compliance in all material respects with applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding employee leave, workers compensation, wage and hour requirements, I-9 compliance, discrimination in employment, employee health and safety, and the Workers' Adjustment and Retraining Notification Act).  The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Authority relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices, and there are no unfair labor practice, discrimination, wrongful discharge, wage and hour charges or complaints pending or, to the knowledge of the Company, threatened.  Except as set forth in Section 4.26(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries are obligated to make any severance payments or bonus payments by virtue of the transactions contemplated by this Agreement or the consummation of the Merger.

Section 4.27          Relationship with Significant Customers.  Neither the Company nor, any of the Company's directors or officers or, to the Company's knowledge, any of its employees has received any written or oral communication or notice from any Significant Customer stating that such Significant Customer (except in connection with the termination of outstanding jobs upon their completion in the Ordinary Course or the expiration of existing contracts in accordance with their terms) (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Company.  "Significant Customer" means any customer, or group of affiliated customers with whom the Company has annual contract(s) for services in excess of, or to whom the Company has made sales in excess of, $1,000,000 since January 1, 2006.

Section 4.28          No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its respective Subsidiaries in connection with this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGERSUB

Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01          Due Incorporation and Good Standing.  The Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  MergerSub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.02          Authorization; Binding Agreement.  Parent and MergerSub have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the manager of Parent and the board of directors of MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03          Governmental Approvals.  The execution and delivery by the Parent and MergerSub  of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (B) other filings as may be required in connection with state or local transfer taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent  Material Adverse Effect.

Section 5.04          No Violations.  The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation or Bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.05          Proxy Statement.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (y) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company's stockholders.

Section 5.06          Financing.  Neither Parent's nor MergerSub's obligations hereunder are contingent upon obtaining any financing from any third party. At or prior to the Closing, Parent and MergerSub will have sufficient cash and cash equivalents available to perform its obligations hereunder, including payment of the aggregate of the Company Common Stock Merger Consideration and the Option Merger Consideration pursuant to the Merger.  Parent has provided to the Company a true and complete copy of the Equity Commitment Letter. Sponsor has sufficient cash on hand or capital commitments to satisfy its obligations under the Equity Commitment Letter. There are no conditions to the funding of the financing described in the Equity Commitment Letter other than the conditions precedent set forth in the Equity Commitment Letter delivered to the Company on the date hereof (the conditions so set forth, the "Disclosed Conditions"), and no Person (other than Parent in the case of clause (ii) below) has any right to (i) impose, and Parent has no obligation to accept, any condition precedent to such funding other than the Disclosed Conditions or (ii) reduce the amounts of the financing commitments made in the Equity Commitment Letter (subject to the Disclosed Conditions).  The Equity Commitment Letter is in full force and effect, in all material respects, and no event has occurred which, with or without notice, lapse of time, or both, could constitute a default, action or omission to act that would permit the termination or cancellation of the Equity Commitment Letter.

Section 5.07          Brokers' and Finders' Fees.  No broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent and MergerSub is entitled to any brokerage, finder's or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company or any Subsidiary of the Company shall have any liability prior to the Effective Time.

Section 5.08          Operations of Parent and MergerSub.  Each of Parent and MergerSub has been formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated hereby. As of the date hereof neither Parent nor MergerSub has incurred any liabilities other than as contemplated by this Agreement.

Section 5.09          No Other Representations or Warranties.  Except for the representations and warranties made by Parent and MergerSub in this Article V, none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01          Conduct of Business by Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.  Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which written notice is received by Parent:

(a)           take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(b)           amend or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(c)           (i) except as set forth in Section 6.01(c) of the Disclosure Schedule, authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary, other than the issuance of Company Common Stock upon exercise of Company Stock Options or vesting of Company Restricted Stock outstanding on the date of this Agreement; (ii) adopt any new incentive plan or any equity based compensation plan; (iii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options or the vesting of Company Restricted Stock or the lapse of restrictions on Company Restricted Stock; (iv) reclassify, combine, split, or subdivide any stock of the Company or any Subsidiary; or (v) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary;

(d)           except as set forth in Section 6.01(d) of the Disclosure Schedule, (i) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Company Material Contract, or (ii) fail to comply, in any material respect, with the terms of any Company Material Contract, or (iii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(e)           pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course; provided, however, even if in the Ordinary Course, Company shall not, without Parent's consent, pay, discharge or satisfy (i) any claim made by a Related Party (excluding liabilities and obligations disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement), (ii) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (iii) any material claim, liability or obligation (absolute, accrued, contingent or otherwise) first asserted after the date hereof, if the payment, discharge or satisfaction of such would require the Company to pay or commit to pay an amount, when added to any amounts paid or committed to be paid under Section 6.01(g), which exceeds $500,000 in the aggregate;

(f)           authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the "Capital Expenditures") other than Capital Expenditures identified in the Company's capital budget, as set forth in Section 6.01(f) of the Disclosure Schedule, delivered to Parent prior to the date hereof;

(g)           waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, materially and adversely affect the conduct of the business of the Company going forward; provided, however, the Company shall not, without Parent's consent, waive, release, assign, settle or compromise (A) any litigation where Company is adverse to a Related Party, (B) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (C) any material litigation first filed after the date hereof, except to the extent permitted by Section 6.01(e).

(h)           except as provided in Section 7.03, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate the Merger or any other transaction contemplated by this Agreement in accordance with the terms hereof; and

(i)           except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

Section 6.02          ESPP.  With respect to the ESPP, the Company shall (i) not permit any new offering periods under such plan to be initiated after the date hereof and (ii) shall cause such plan to terminate as of the Effective Time. The Company Board (or, if appropriate, any committee thereof administering the ESPP) shall adopt such resolutions or take such other actions as may be required, if necessary, to effect the foregoing within 3 business days after the date hereof.

Section 6.03          Liabilities of Parent and MergerSub.  Between the date of this Agreement and the Closing, neither Parent nor MergerSub shall incur any liabilities other than in connection with this Agreement, the Merger and the other transactions contemplated hereby.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01          Preparation of Proxy Statement; Stockholders' Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter, the Company Bylaws and the NASDAQ Stock Market ("NASDAQ") rules: (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following clearance with the SEC of the Proxy Statement for the purpose of securing the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the "Company Stockholders Meeting"), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(e), the Company shall, through the Company Board, advise and recommend to its stockholders the approval of the Merger (the "Merger Recommendation") and shall include such recommendation in the Proxy Statement and (iii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Stockholders' Meeting, the Company Stockholder Approval.

(b)           As soon as reasonably practicable following the date of this Agreement, the Company shall (i) prepare and file with the SEC Amendment Number 2 to the preliminary Proxy Statement (File No. 000-20022), which filing shall be no later than 10 days following the date of this Agreement, (ii) mail to its stockholders the Proxy Statement a sufficient time prior to the Company Stockholders Meeting, which shall be held no later than 45 days after the date that the Company is able to file its definitive Proxy Statement with the SEC, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting.  Parent, MergerSub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent) with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company's Stockholders as promptly as practicable after the Proxy Statement is cleared with the SEC.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by Parent and Merger Sub. Each of Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading.  If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.  The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           At the Company Stockholders' Meeting, Parent shall vote, and Parent shall cause each of its Subsidiaries to vote, all shares of Company Common Stock beneficially owned by each of Parent and Parent's Subsidiaries in favor of the adoption and approval of this Agreement and the Merger.

Section 7.02          Access to Information; Confidentiality.

(a)           Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request.  Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the customers, employees, agents or representatives of the Company or its Subsidiaries other than those set forth in Section 7.02(a) of the Disclosure Schedule regarding the businesses of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent obtains the prior consent of the Company, which shall not be unreasonably withheld.  Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior  notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof, or the Company's Subsidiaries, or (ii) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

(b)           Prior to the Effective Time, all confidential information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated May 28, 2009, between Platinum Equity Advisors, LLC and the Company (the "Confidentiality Agreement").

Section 7.03          Acquisition Proposals.

(a)           [Reserved.]

(b)           Subject to Sections 7.03(c), 7.03(d) and 7.03(e), from and after the date hereof, none of the Company, any Subsidiary or any Related Party shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a "Representative") to, directly or indirectly: (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through Company SEC Documents, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 7.03(d)), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of Section 7.03(f), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Acquisition Proposal, or take any action or make any statement inconsistent with the Merger Recommendation (any of the foregoing in this clause (iv), a "Company Adverse Recommendation Change").  On or prior to the date hereof, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing in this Section 7.03 shall preclude the Company, any Subsidiary or their respective Representatives from complying with the provisions of the last sentence of this Section 7.03(b). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company or any Subsidiary, or any material portion of their assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

(c)           The Company shall promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) of any Acquisition Proposal or any communications (written or oral) with respect to any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal) which any of the Company or any Subsidiary or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent copies of any written materials received and a written summary of any other communications made in connection with the foregoing, and shall keep Parent informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal.

(d)           Notwithstanding  Section 7.03(b) and Section 7.03(c) or any other provision of this Agreement to the contrary, following the receipt by the Company or any Subsidiary, until any time prior to obtaining the Company Stockholder Approval, of a written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.03(b) or Section 7.03(c)), the Company Board may (directly or through Representatives) contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.  If the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such Acquisition Proposal (provided that the Company (1) concurrently furnishes such information to Parent and (2) furnishes such information pursuant to a confidentiality agreement which contains terms and conditions not less restrictive to the Person than the Confidentiality Agreement), (B) disclose to its stockholders any information required to be disclosed under applicable Law and (C) participate in negotiations regarding such Acquisition Proposal. Notwithstanding the foregoing, the Company shall not be required to provide to Parent any information which the Company deems in good faith to be not appropriate for disclosure to Parent due to competitive concerns, or if the exchange of such information, as reasonably determined by the Company's outside legal counsel, would be reasonably likely to result in the Company or the Merger violating applicable anti-trust Laws.

(e)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, if (1) the Company has received an Acquisition Proposal that has not been withdrawn or abandoned, and the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, or (2) in the absence of an Acquisition Proposal, the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that (A) no Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent's receipt of written notice from the Company (i) advising Parent that the Company Board has determined that the Company Board intends to make a Company Adverse Recommendation Change, (ii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, advising Parent of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent and a new three (3) Business Day period), and (iii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, representing that the Company has complied with this Section 7.03, (B) during such three (3) Business Day period, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement and the Merger and not make a Company Adverse Recommendation Change, and (C) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that its fiduciary duties no longer require it to make a Company Adverse Recommendation Change.

(f)           Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not in and of itself be deemed a Company Adverse Recommendation Change.

Section 7.04          Employee Benefits Matters.  As of the Effective Time, Parent shall, with respect to the Company Employees who become Parent employees at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time.

(a)           Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Company Common Stock Options to acquire Company Common Stock (or Company Common Stock acquired upon the vesting of any Company Restricted Stock) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(b)           Prior to the Effective Time, the Company Board shall take such actions as are necessary to terminate any share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the "Non-Qualified Account Plans") and shall cause prompt payment of amounts accumulated under any such Non-Qualified Account Plan to be made as of the Effective Time, provided the Company has determined that such action does not result in additional liability or expense to the Company, and is taken in good faith compliance with the provisions of Section 409A of the Code.

(c)           On or before the Closing, in accordance with the terms and conditions of the special change in control bonus agreements, as amended, that Company has previously furnished or made available to Parent and that are identified on Section 4.26(b) of the Disclosure Schedule (collectively, the "Special Change in Control Bonus Agreements"), the Company shall, at its election, either (i) pay to certain of the Company's employees the special change in control bonus payments owing to such employees in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) deposit such amount into escrow in accordance Section 14 of the Special Change in Control Bonus Agreements.  Following the Effective Time, Parent and Surviving Corporation shall comply with any and all other obligations to the Company's employees whether arising under the Special Change in Control Bonus Agreements or pursuant to employment agreements that contain additional change in control benefits, including, but not necessarily limited to severance.

Section 7.05          Directors' and Officers' Indemnification and Insurance.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Date, Parent and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent's or Surviving Corporation's, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified).  The indemnification and advancement obligations of Parent and Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives.  As used in this Section 7.05(a):  (x) the term "Claim" means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term "D&O Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including, without limitation, experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b)           Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.05(b) of the Disclosure Schedule shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           For a period of six (6) years from the Effective Time, the certificate of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           Prior to the Effective Time, the Company shall cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Effective Time; provided that the maximum amount of the one time premium for such tail policies shall not exceed 200% of the annual premium for such policies for fiscal 2008; and if such amount is not sufficient to purchase insurance in such maximum amount, then the Company shall purchase such amount of insurance as can be purchased for such amount that is equal to 200% of the annual premium for such policies for fiscal 2008.

(e)           If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

(f)            Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation's obligations pursuant to this Section 7.05.

(g)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06          Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, waivers, exemptions, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (ii) execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all Company SEC Documents required to be so filed by applicable Law.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.06(b), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c)           Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal; provided, however, in no event shall Parent or MergerSub be required to incur any out-of-pocket expenses to fulfill its obligations under this Section 7.06(c).

(d)           From time to time prior to the Effective Time, the Company shall notify Parent with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  For purposes of determining the accuracy of any representation or the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information provided by the Company shall be considered.

(e)           Within thirty (30) days after the end of each of the Company's fiscal months, the Company shall provide to Parent monthly financial information in the same form and providing the same information as the Company has provided to its directors prior to the date of this Agreement.

Section 7.07           Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.08          Public Announcements. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other.  Notwithstanding anything to the contrary in this Agreement, Company and its Affiliates, and Parent and its Affiliates, shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act and the Exchange Act, NASDAQ and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as Company, Parent or their respective Affiliates, after discussion with their respective legal counsel, deem necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements Company or Parent deem in their respective sole judgments to be appropriate in any and all filings, reports, prospectuses and other similar documents filed with the SEC or other regulatory bodies.  Each of Company and Parent shall use reasonable efforts to provide the other party with a copy of any Releases before any publication of same; provided that, if the content of the Release is, in the reasonable judgment of Company or Parent, after discussion with its or his respective legal counsel, materially similar to the content of a Release previously provided to the other party, then Company or Parent, as the case may be, shall have no obligation to provide the other party with a copy of such Release.  The non-disclosing party may make comments to the disclosing party with respect to any such Releases provided to the non-disclosing party and the disclosing party shall take such comments into account and incorporate reasonable comments into the Releases.  Notwithstanding anything in this Section 7.08 to the contrary, the parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.09          NASDAQ Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ.

Section 7.10          Company's Expenses and Obligations.  The Company agrees that on or before the Closing it will have paid all of the Company's expenses resulting from the process followed by the Company to make the determination to enter into the Prior Agreement and this Agreement and respective amendments thereto including any and all expenses related to any Acquisition Proposal, Superior Proposal or any Company Adverse Recommendation Change, and any obligations to any third party arising from the Company's entry into the Prior Agreement and this Agreement and respective amendments thereto and the consummation of the Merger and the other transactions contemplated by this Agreement and any amendment thereto, including but not limited to, the change in control bonus payments required by the Special Control Bonus Agreements (which may be deposited into escrow in accordance Section 14 of the Special Change in Control Bonus Agreements), the expenses of the attorneys of the Special Committee of the Company Board, accounting expenses associated with the Merger and the other transactions contemplated thereby, including the Proxy Statement, and respective amendments thereto, the Company Financial Advisor and other representatives of or advisors to the Company (collectively "Company Closing Obligations and Expenses").  After payment of the Company Closing Obligations and Expenses, the aggregate book value of the Company's cash and cash equivalents, certificates of deposit, other marketable securities, and trade accounts receivable shall not be less than $89,020,822 (excluding any proceeds the Company receives upon the exercise of Company Stock Options exercised between the date hereof and the Effective Time).

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.01          Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company shall have obtained the Company Stockholder Approval; and

(b)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal ("Governmental Order").

Section 8.02          Additional Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Company contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, disregarding all qualifiers and exceptions relating to materiality or Company Material Adverse Effect, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Company, Merger Sub or Parent); provided, however, that notwithstanding anything herein to the contrary, except with respect to the representations and warranties set forth in Section 4.05(d) above, this Section 8.02(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or will have, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Company Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect.

(d)           Court Proceedings.  No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Authority is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or (ii) affect adversely the right or powers of Parent to own, operate or control the Company or any portion of the business or assets of the Company or Parent, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(e)           Officer's Certificate.  The Company shall have delivered to Parent a certificate, signed by the Chief Executive Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied.

(f)           FIRPTA Affidavit.  Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company.

Section 8.03          Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations, warranties, covenants and agreements of Merger Sub and Parent contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, disregarding all qualifiers and exceptions relating to materiality or Merger Sub or Parent Material Adverse Effect, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation, giving effect to any later obtained knowledge, information or belief of Merger Sub and Parent or Company); provided, however, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, will have, a Merger Sub or Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Parent and MergerSub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer's Certificate.  Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval, as follows (the date of any such termination, the "Termination Date"):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, if December 31, 2009 (the "Outside Date") shall have occurred and the Merger shall not have been consummated; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)           by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger in accordance with Section 7.06(c);

(d)           by Parent if (x) the Dissenting Stockholders other than Mr. Pomeroy and his affiliates, should any of them be Dissenting Stockholders, own in the aggregate 10% or more of the outstanding shares of Company Common Stock or (y) the Dissenting Stockholders including Mr. Pomeroy and his affiliates own in the aggregate 26.8% or more of the outstanding shares of Company Common Stock;

(e)           by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided, at the time of the delivery of such written notice, Parent or MergerSub shall not be in material breach of its obligations under this Agreement;

(f)            by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, or (ii) the Company shall have materially breached any of its obligations under Section 7.03;

(g)           by the Company, if Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, including Section 5.06 above, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Outside Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(h)           by the Company, if the Company Board has effected a Company Adverse Recommendation Change, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee; or

(i)            by Parent, if any of the following occur: (A) the number of outstanding shares of Company Common Stock as of the Effective Time (after giving effect to the acceleration of vesting of Company Restricted Stock immediately before the Effective Time and the forfeiture of the unvested shares of Company Restricted Stock at the Effective Time, but excluding the number of shares of Company Common Stock issued upon the exercise of Company Stock Options exercised between the date hereof and the Effective Time) exceeds 9,818,253 shares; (B) the sum of (x) the number of outstanding shares of Company Common Stock as of the Effective Time (after giving effect to the acceleration of vesting of Company Restricted Stock immediately before the Effective Time and the forfeiture of the unvested shares of Company Restricted Stock at the Effective Time) plus (y) the number of shares of Company Common Stock issued upon exercise of all Company Stock Options with an exercise price equal or less than the Company Common Stock Merger Consideration exceeds 10,291,975, (C) as of the date within five (5) days prior to the Effective Time that the Company provides supporting documentation for the following calculation, the aggregate book value of the Company's cash and cash equivalents, certificates of deposit, other marketable securities, and trade accounts receivable, excluding the amount of any proceeds the Company receives upon the exercise of Company Stock Options exercised between the date hereof and the Effective Time, is less than $89,020,822; (D) a Significant Customer identified on Exhibit C informs the Company in writing, or any of the individuals on Exhibit A orally, that it will not be purchasing more than an insignificant amount of products or services from the Company for the foreseeable future (provided that the foregoing shall not apply to notification from any such customer that it intends to defer purchases from the Company to a later period); or (E) the Company loses the ability to purchase through an authorized channel products branded by a supplier identified on Exhibit D.

Section 9.02          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that, subject to Section 9.03(e), nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03          Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)          The Company agrees that if this Agreement shall be terminated:

(1)  pursuant to Section 9.01(f)(ii) and (A) at any time after the date hereof and prior to obtaining the Company Stockholder Approval, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and such Acquisition Proposal was not withdrawn before the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, the Company Termination Fee; or

(2)  pursuant to Section 9.01(f)(i) or Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee.

(c)           Except as set forth in Section 9.01(h), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.

(d)           For purposes of this Agreement, "Company Termination Fee" means an amount equal to $2,600,000.

(e)           Parent agrees that if this Agreement is terminated pursuant to Section 9.01(g), then Parent shall pay to the Company an amount equal to $5,000,000 (the "Parent Termination Fee").  The Parent Termination Fee shall be paid by Parent as directed by the Company in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) business days following such termination.  Payment by Parent of the Parent Termination Fee shall be the Company's sole and exclusive remedy against Parent and MergerSub for failure to consummate the Merger and performance under this Agreement and shall be in lieu of all other relief.  It is understood and agreed that payment of the Parent Termination Fee represents the reasonable estimate of actual damages by the Company, Parent and MergerSub and does not constitute a penalty.  Parent and MergerSub shall have no further liability to the Company at law or in equity with respect to such termination, this Agreement or otherwise.

(f)           Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.  In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04          Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub).  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.01        Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerSub:

Project Skyline Intermediate Holding Corporation
c/o Platinum Equity, LLC
360 N. Crescent Dr., South Building

Beverly Hills, CA 90210
Telephone No: (310) 712-1850
Facsimile No: (310) 712-1848
Attention:     Eva Kalawski, Esq.,
General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Telephone No: (312) 862-2000
Facsimile No: (310) 862-2200
Attention:  Jeffrey A. Fine, P.C.

if to the Company:

Pomeroy IT Solutions, Inc.
1020 Petersburg Road
Hebron, KY 41048
Telephone No.: (859) 586-0600 ext. 1419
Facsimile No:  (888) 285-3475
Attention:  Christopher C. Froman, President and Chief Executive Officer
Debra E. Tibey, Chairwoman of the Special Committee of the Board of Directors

with copies to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA  92130
Telephone No:  (858) 720-8942
Facsimile No:  (858) 847-4865
Attention:  John J. Hentrich, Esq. and John D. Tishler, Esq.

Section 10.03        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04        Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05        Entire Agreement; Assignment.  This Agreement, together with the Disclosure Schedule, the Confidentiality Agreement and the Equity Commitment Letter, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).  The parties agree that the Confidentiality Agreement shall terminate as of the Effective Time and shall have no further force or effect.

Section 10.06         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 9.01 to receive payment pursuant to Section 9.03 (b), (d) or (e).

Section 10.07        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.04 and Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08        Governing Law; Enforcement and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 10.09        Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10        Counterparts.  This Agreement may be executed and delivered in two or more original, facsimile or ..PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11        Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12        Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

Section 10.13        Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Project Skyline Intermediate Holding Corporation, a Delaware corporation

By	/s/ Eva M. Kalawski
Title: Vice President and Secretary

Project Skyline Merger Corporation, a Delaware corporation

By	/s/ Eva M. Kalawski
Title: Vice President and Secretary

Pomeroy IT Solutions, Inc., a Delaware corporation

By	/s/ Christopher C. Froman
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger